UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2006

APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification Number)

26220 Enterprise Court Lake Forest, CA (Address of principal executive offices)	92630 (Zip Code)

Registrant’s telephone number: (949) 639-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry Into a Material Agreement.

On October 11, 2006, the Compensation Committee of the Board of Directors of Apria Healthcare Group Inc. approved an amendment of the vesting schedule for the 45,000 share Restricted Stock Purchase Rights Award granted to the company’s President and Chief Operating Officer, Lawrence A. Mastrovich, on August 13, 2003. Under that grant Mr. Mastrovich was given the right to purchase all or any portion of 45,000 shares of the company’s common stock at a price of $6.46 per share at any time after vesting and prior to August 13, 2013. Under the existing terms of the grant, the right to purchase was to vest as to all of the stock on December 31, 2009, subject only to Mr. Mastrovich’s continued employment with the company through that date. The effect of the amendment is to accelerate the vesting of an initial 15,000 share increment of the shares covered by the grant to June 30, 2007, and to accelerate the vesting of a second 15,000 share increment of the shares to June 30, 2008. Vesting of the final 15,000 share increment was not accelerated and will still occur on December 31, 2009. The vesting of each increment remains subject to Mr. Mastrovich’s continued employment through the date of vesting. The Committee approved the accelerated vesting in order to provide a more effective retention incentive for Mr. Mastrovich by more evenly distributing the vesting installments of the award over the three-year time period in question. Neither the acceleration of vesting nor the earlier exercise of the vested portions of the award will result in an increase or acceleration of any accrual for associated compensation expense for the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
October 17, 2006	/s/ RAOUL SMYTH Raoul Smyth Vice President, Associate General Counsel